Exhibit 99.1

P.O. Box 4324
Houston, TX 77210
(713) 381-6500
Duncan Energy Partners Reports Record Fourth Quarter Results
     Houston, Texas (January 28, 2008) — Duncan Energy Partners L.P. (NYSE: “DEP”) today announced its financial results for the three and eleven months ended December 31, 2007. The eleven-month period ended December 31, 2007 reflects the partnership’s operations since the completion of its initial public offering (“IPO”) on February 5, 2007. For financial reporting purposes, the effective date of the IPO was February 1, 2007. The partnership reported net income of $6.3 million for the fourth quarter of 2007, or $0.30 per common unit on a fully diluted basis. For the eleven months ended December 31, 2007 the partnership reported net income of $19.2 million, or $0.93 per common unit.
     The partnership generated $9.4 million of distributable cash flow in the fourth quarter of 2007. On January 15, 2008, the Board of Directors of the general partner of DEP declared a quarterly cash distribution of $0.41 per common unit to partners, or $1.64 per unit on an annualized basis, with respect to the fourth quarter of 2007. Distributable cash flow for the fourth quarter of 2007 provided 1.1 times coverage of this cash distribution. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.
     “The fourth quarter completes a successful first year for our partnership with solid operating results and strong coverage of the cash distributions that we have paid or we will pay our partners with respect to the eleven-month period since our formation,” said Richard H. Bachmann, president and chief executive officer of the general partner of DEP. “We are excited about the partnership’s growth prospects, supported not only by continued strong performance from our commercial businesses, but also possible acquisitions and the potential for future drop-down of assets from Enterprise Products.”
     Results of operations following the completion of the IPO are reported separately from those of the predecessor of Duncan Energy Partners (“Duncan Energy Partners Predecessor”). There are a number of agreements and other items that went into effect at the time of DEP’s IPO that affect the comparability of its operating results with the historical operating results of Duncan Energy Partners Predecessor. See “Basis of Presentation of Financial Information” within this release for a summary of these differences.
     Revenue for the fourth quarter of 2007 was $205.7 million compared to $184.4 million for the fourth quarter of 2006 as reported by Duncan Energy Partners Predecessor. Gross operating margin for fourth quarter 2007 increased 11 percent to $24.0 million from $21.6 million recorded for the same quarter of 2006 for Duncan Energy Partners Predecessor. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $14.0 million for the fourth quarter of 2007. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.
Review of Segment Quarterly Performance
     The results reported below reflect operations for DEP for the three months ended December 31, 2007, compared to operating results of Duncan Energy Partners Predecessor for the comparable three-month period in 2006.

     DEP owns a 66 percent equity interest in the assets described below, and Enterprise Products Operating LLC (“EPO”) owns the remaining 34 percent equity interest. EPO is a wholly-owned subsidiary of Enterprise Products Partners L.P. and owns the general partner of DEP. We account for EPO’s interest in our subsidiaries as “Parent Interest” in a manner similar to minority interest. However, from a gross operating margin standpoint, the amounts shown are on a 100 percent basis before the deduction for Parent Interest.
     NGL & Petrochemical Storage Services – This segment consists of 33 underground salt dome caverns located at Mont Belvieu, Texas, with an underground storage capacity of approximately 100 million barrels (“MMBbls”), and certain other related assets. Gross operating margin for the fourth quarter of 2007 increased 27 percent to $11.3 million from $8.9 million in the fourth quarter of 2006. This $2.4 million increase was primarily attributable to higher storage fees reflective of market rates charged to EPO effective with DEP’s IPO.
     Onshore Natural Gas Pipelines & Services – This segment includes the Acadian intrastate natural gas system that gathers, transports, stores and markets natural gas in Louisiana. In the aggregate, this system is comprised of over 1,000 miles of high-pressure transmission lines with a throughput capacity of 1 billion cubic feet (“Bcf”) per day and 3 Bcf of natural gas storage capacity. Gross operating margin for the fourth quarter of 2007 increased 23 percent to $3.8 million from $3.1 million in the fourth quarter of 2006. This increase was primarily due to higher volumes and sales margins on the Acadian system. Natural gas sales volumes increased 11 percent to 295 billion British thermal units per day (“BBtus/d”) from 265 BBtus/d in the fourth quarter of 2006. Natural gas throughput volumes for the fourth quarter of 2007 increased to 742 BBtus/d from 717 BBtus/d for the fourth quarter of 2006.
     Petrochemical Pipeline Services – This segment consists of two petrochemical pipeline systems, aggregating 284 miles of pipeline that transport propylene in Texas and Louisiana. Gross operating margin decreased to $3.1 million in the fourth quarter of 2007 from $9.7 million in the fourth quarter of 2006. Approximately $6.1 million of this decrease is attributable to lower tariff rates period-to-period. Prior to DEP’s IPO, EPO paid the maximum tariff rate for the use of the Lou-Tex and Sabine Propylene Pipelines. In turn, EPO charged third parties a lower rate to ship volumes on these pipelines. The third party contracts were assigned to DEP at its IPO. Accordingly, DEP earns a lower transportation rate than that charged to EPO prior to February 2007. Petrochemical transportation volumes averaged 35,000 barrels per day (“BPD”) for the fourth quarter of 2007, compared to 40,000 BPD for the fourth quarter of 2006.
     NGL Pipelines & Services – This segment includes the partnership’s 286-mile, South Texas NGL Pipeline System that transports natural gas liquids (“NGLs”) from two fractionation facilities located in South Texas to Mont Belvieu, Texas. This system, which became operational in January 2007, generated gross operating margin of $5.8 million during the fourth quarter of 2007 on 75,000 BPD of NGL transportation volumes. Volumes are based on NGL production from EPO’s Shoup and Armstrong fractionators.
Capitalization
     Total debt outstanding at December 31, 2007 was $200 million. DEP had total liquidity of approximately $100 million from unrestricted cash and availability under the partnership’s $300 million credit facility.
     Management for DEP will discuss fourth quarter results during the Enterprise Products Partners earnings conference call with analysts and investors this morning at 9:00 a.m. CST. The call will be broadcast live over the Internet and may be accessed by visiting the partnership’s website at www.deplp.com.
Basis of Presentation of Financial Information
     We have presented our results of operations following the completion of our IPO separately from those pertaining to Duncan Energy Partners Predecessor. We acquired substantially all of the assets and operations of Duncan Energy Partners Predecessor that are included in our consolidated financial statements. There are a number of agreements and other items that went into effect at the time of our IPO that affect the comparability of our current operating results with the historical operating results of Duncan Energy Partners Predecessor. These differences include:
•	the fees we charge EPO for underground storage services at the facility owned by Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”) increased to market rates as a result of new agreements executed in connection with our IPO;

•	all storage well measurement gains and losses relating to Mont Belvieu Caverns’ facility are now retained by EPO;

•	Mont Belvieu Caverns now makes a special allocation of operational measurement gains and losses to EPO; and

•	the transportation revenues recorded by Enterprise Lou-Tex Propylene Pipeline L.P. and Sabine Propylene Pipeline L.P. decreased after our IPO due to the assignment by EPO to us of certain exchange agreements and a corresponding reduction in transportation tariff rates for the pipelines.
Use of Non-GAAP Financial Measures
     This press release and accompanying schedules include non-GAAP financial measures of gross operating margin, distributable cash flow, and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided from operating activities or any other GAAP measure of liquidity or financial performance.
     Gross operating margin - We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.
     We define total (or combined) segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses on the sale of assets; and (iii) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges and the cumulative effect of changes in accounting principles. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.
     We include equity earnings from Evangeline Gas Pipeline Company L.P. and Evangeline Gas Corp. (collectively “Evangeline”) in our measurement of segment gross operating margin and operating income. Our equity investment in Evangeline is a vital component of our business strategy and important to the operations of our Acadian natural gas system. This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Evangeline performs complementary roles to the other business operations of Acadian Gas, LLC (“Acadian Gas”). As circumstances dictate, we may increase our ownership interest in Evangeline or make other equity method investments.
     Distributable cash flow - We define distributable cash flow for Duncan Energy Partners as net income or loss plus: (i) depreciation, amortization and accretion expense; (ii) cash distributions received from our unconsolidated affiliate, if any, less equity in the earnings of such unconsolidated affiliate; (iii) the subtraction of sustaining capital expenditures; (iv) the addition of losses or subtraction of gains relating to the sale of assets; (v) cash proceeds from the sale of assets; (vi) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amounts to earnings; and (vii) other miscellaneous non-cash amounts affecting net income or loss for the period less parent interest in the above adjustments to net income or loss in deriving distributable cash flow. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can compute the coverage ratio of estimated cash flows to planned cash distributions.
     Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.
     EBITDA - We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation, accretion and amortization expense, with all amounts net of the Parent Interest in subsidiary amounts. EBITDA is commonly used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (iii) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (iv) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.
Company Information and Use of Forward Looking Statements
     Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of NGLs and petrochemicals. Duncan Energy Partners’ assets, located primarily in the Gulf Coast region of Texas and Louisiana, include interests in more than 1,000 miles of natural gas pipelines with a transportation capacity of approximately 1 Bcf per day; nearly 600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; and 33 underground salt dome caverns with about 100 MMBbls of NGL storage capacity.
     This press release contains various forward-looking statements and information that are based on Duncan Energy Partners’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Duncan Energy Partners. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Duncan Energy Partners for future operations, are intended to identify forward-looking statements. Although Duncan Energy Partners and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Duncan Energy Partners nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Duncan Energy Partners’ actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Duncan Energy Partners ‘ results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company’s debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities; and,

•	the failure to successfully integrate our operations with companies, if any that we may acquire in the future.
     Duncan Energy Partners has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.deplp.com Rick Rainey, Media Relations, (713) 381-3635
###

Exhibit A
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED
For the Three Months Ended December 31, 2007 and 2006
(Dollars in thousands, except per unit amounts)

		Duncan Energy
	Duncan Energy	Partners
	Partners	Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	December 31, 2007	December 31, 2006

Revenue	$205,702	$184,376
Costs and expenses:
Operating costs and expenses	189,227	169,081
General and administrative	1,493	1,017

Total costs and expenses	190,720	170,098

Equity in income of unconsolidated affiliate	2	334

Operating income	14,984	14,612
Other income (expense):
Interest expense	(2,558)	—
Interest income	135	—
Other, net	—	453

Total other expense	(2,423)	453

Income before provision for income taxes and parent interest in income of subsidiaries	12,561	15,065
Provision for income taxes	(161)	—

Income before parent interest in income of subsidiaries	12,400	15,065
Parent interest in income of subsidiaries (see Exhibit E)	(6,133)	—

Net income	$6,267	$15,065

Allocation of net income to:
Limited partners	$6,142

General partner	$125

Per unit data (fully diluted):
Net income per unit	$0.30

Average LP units outstanding (in 000s)	20,302

Other financial data:
Net cash flows provided by (used in) operating activities	$6,735	$(1,208)
Net cash used in investing activities	$45,127	$47,353
Net cash provided by financing activities	$36,798	$48,561
Distributable cash flow	$9,432	n/a
EBITDA	$13,988	n/a
Depreciation, amortization and accretion (100% basis)	$7,630	$5,975
Total debt principal outstanding at end of period	$200,000	n/a
Capital spending (100% basis):
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$45,596	$47,361
Advances from unconsolidated affiliate	(469)	—

Total	$45,127	$47,361

Exhibit A (continued)
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED
For the Eleven Months Ended December 31, 2007, One Month Ended January 31, 2007 and
Year Ended December 31, 2006
(Dollars in thousands, except per unit amounts)

	Duncan Energy	Duncan Energy
	Partners	Partners Predecessor
	For the Eleven	For the One	For the Year
	Months Ended	Month Ended	Ended
	December 31, 2007	January 31, 2007	December 31, 2006

Revenue	$797,044	$66,674	$924,478
Costs and expenses:
Operating costs and expenses	745,026	61,187	867,060
General and administrative	4,022	477	3,486

Total costs and expenses	749,048	61,664	870,546

Equity in income of unconsolidated affiliate	157	25	958

Operating income	48,153	5,035	54,890
Other income (expense):
Interest expense	(9,279)	—	—
Interest income	638	—	—
Other, net	—	—	459

Total other income (expense)	(8,641)	—	459

Income before provision for income taxes, parent interest in income of subsidiaries and the cumulative effect of change in accounting principle	39,512	5,035	55,349
Provision for income taxes	(307)	—	(21)

Income before parent interest in income of subsidiaries and the cumulative effect of change in accounting principle	39,205	5,035	55,328
Parent interest in income of subsidiaries (see Exhibit E)	(19,973)	—	—

Income before cumulative effect of change in accounting principle	19,232	5,035	55,328
Cumulative effect of change in accounting principle	—	—	9

Net income	$19,232	$5,035	$55,337

Allocation of net income to:
Limited partners	$18,847

General partner	$385

Per unit data (fully diluted):
Net income per unit	$0.93

Average LP units outstanding (in 000s)	20,302

Other financial data:
Net cash flows provided by (used in) operating activities	$93,716	$(3,535)	$61,093
Net cash used in investing activities	$173,680	$4,999	$105,579
Net cash provided by financing activities	$82,160	$8,534	$44,486
Distributable cash flow	$30,259	n/a	n/a
EBITDA	$46,421	n/a	n/a
Depreciation, amortization and accretion (100% basis)	$26,729	$2,209	$21,443
Total debt principal outstanding at end of period	$200,000	n/a	n/a
Capital spending (100% basis):
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$177,021	$4,999	$105,547
Investments in and advances from unconsolidated affiliate	(85)	—	59

Total	$176,936	$4,999	$105,606

Exhibit B
Duncan Energy Partners L.P.
Selected Financial and Operating Data
(Dollars in thousands, operating data as noted)

		Duncan Energy
	Duncan Energy	Partners
	Partners	Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	December 31, 2007	December 31, 2006

Gross operating margin by segment:
NGL and Petrochemical Storage Services	$11,346	$8,860
Onshore Natural Gas Pipelines & Services	3,769	3,086
Petrochemical Pipeline Services	3,098	9,650
NGL Pipelines & Services	5,821	—

Total non-GAAP gross operating margin	24,034	21,596
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Depreciation, amortization and accretion in operating costs and expenses	(7,557)	(5,975)
Gain on sale of assets in operating costs and expenses	—	8
General and administrative expenses	(1,493)	(1,017)

Operating income per GAAP	$14,984	$14,612

Selected operating data:
Onshore Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	742	717
Petrochemical Pipeline Services, net:
Petrochemical transportation volumes (MBPD)	35	40
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	75	—

	Duncan Energy	Duncan Energy
	Partners	Partners Predecessor
	For the Eleven	For the One	For the Year
	Months Ended	Month Ended	Ended
	December 31, 2007	January 31, 2007	December 31, 2006

Gross operating margin by segment:
NGL and Petrochemical Storage Services	$36,419	$1,770	$23,940
Onshore Natural Gas Pipelines & Services	11,133	1,605	20,144
Petrochemical Pipeline Services	11,649	2,700	35,710
NGL Pipelines & Services	19,479	1,646	—

Total non-GAAP gross operating margin	78,680	7,721	79,794
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Depreciation, amortization and accretion in operating costs and expenses	(26,524)	(2,209)	(21,443)
Gain on sale of assets in operating costs and expenses	19	—	25
General and administrative expenses	(4,022)	(477)	(3,486)

Operating income per GAAP	$48,153	$5,035	$54,890

Selected operating data:
Onshore Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	726	701	759
Petrochemical Pipeline Services, net:
Petrochemical transportation volumes (MBPD)	37	37	37
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	73	67	—

Exhibit C
Duncan Energy Partners L.P.
Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures
Distributable Cash Flow
For the Three and Eleven Months Ended December 31, 2007
(Dollars in thousands)
     The following tables presents our calculation of distributable cash flow for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three	For the Eleven
	Months Ended	Months Ended
	December 31, 2007	December 31, 2007

Net income	$6,267	$19,232
Adjustments to derive distributable cash flow (add or subtract as indicated by sign of number):
Amortization in interest expense	33	118
Depreciation, amortization and accretion in costs and expenses	7,630	26,729
Deferred income tax expense	27	91
Equity in income of unconsolidated affiliate	(2)	(157)
Gain on sale of assets	—	(19)
Proceeds from sale of assets	—	3,256
Sustaining capital expenditures	(2,893)	(13,467)
Changes in fair market value of financial instruments	—	157
Parent 34% interest in adjustments to determine Distributable Cash Flow	(1,630)	(5,681)

Distributable cash flow	9,432	30,259
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from sale of assets	—	(3,256)
Sustaining capital expenditures	2,893	13,467
Parent interest in income of subsidiaries	6,133	19,973
Parent 34% interest in adjustments to derive Distributable Cash Flow (see above)	1,630	5,681
Net effect of changes in operating accounts	(13,353)	27,592

Net cash flows provided by operating activities	$6,735	$93,716

Exhibit D
Duncan Energy Partners L.P.
Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures – EBITDA
(Dollars in thousands)
     The following tables presents our calculation of EBITDA for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three	For the Eleven
	Months Ended	Months Ended
	December 31, 2007	December 31, 2007

Net income	$6,267	$19,232
Additions to net income (net of Parent Interest in subsidiary amounts) to derive EBITDA:
Interest expense (including related amortization), net	2,555	9,276
Provision for income taxes, net	106	203
Depreciation, amortization and accretion in costs and expenses, net	5,060	17,710

EBITDA	13,988	46,421
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense, net	(2,555)	(9,276)
Provision for income taxes, net	(106)	(203)
Depreciation, amortization and accretion in costs and expenses not reflected in EBITDA	2,570	9,019
Equity in (income) loss of unconsolidated affiliate	(2)	(157)
Amortization in interest expense	33	118
Deferred income tax expense	27	91
Parent interest in income of subsidiaries	6,133	19,973
Gain on sale of assets	—	(19)
Changes in fair market value of financial instruments	—	157
Net effect of changes in operating accounts	(13,353)	27,592

Net cash flows provided by operating activities	$6,735	$93,716

Exhibit E
Duncan Energy Partners L.P.
Parent Interest Calculations
For the Three and Eleven Months Ended December 31, 2007
(Dollars in thousands)
     In connection with our initial public offering in February 2007, Enterprise Products Operating LLC (“EPO”) contributed a 66% equity interest in Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene, Sabine Propylene and South Texas NGL to us. EPO retained the remaining 34% equity interest in each of these entities. We account for EPO’s share of our subsidiaries’ net assets and income as Parent interest in a manner similar to minority interest. The following table presents our calculation of the Parent’s interest in the income of our subsidiaries for the periods indicated:

		For The Three		For the Eleven
		Months Ended		Months Ended
		December 31, 2007		December 31, 2007
Net income amounts:
Mont Belvieu Caverns’ net income (before special allocation of operational measurement gains and losses)	$6,789		$22,165
Add (deduct) operational measurement loss/(gain) allocated to Parent	(1,328)	$1,328	(4,537)	$4,537

Remaining Mont Belvieu Caverns’ net income to allocate to partners	5,461		17,628
Multiplied by Parent 34% interest in remaining net income	x 34%		x 34%

Mont Belvieu Caverns’ net income allocated to Parent	1,857	1,857	5,994	5,994

Acadian Gas net income multiplied by Parent 34% interest		548		1,158
Lou-Tex Propylene net income multiplied by Parent 34% interest		630		2,552
Sabine Propylene net income multiplied by Parent 34% interest		135		373
South Texas NGL net income multiplied by Parent 34% interest		1,635		5,359

Parent interest in income of subsidiaries		$6,133		$19,973